EXHIBIT 10.16

H.E.B. Credit Line Agreement Dated June 23, 2010

Effective June 23, 2010, HEB LLC agrees to enter into a line of credit with Secured Financial Network, Inc. (SFNL).

The initial credit limit shall be the sum of $400,000.

Interest on any outstanding principal balance as well as any future advances shall accrue at the rate of 14% per annum.

Interest shall be paid quarterly with the first payment being due and payable on October 1, 2010.

The payoff date for any outstanding balance and accrued interest shall be December 31, 2012.

Agreed to this 23rd day of June 2010 by and between:

Scott A. Haire, CEO

HEB, LLC	By: Printed Name

Jeffrey L. Schultz, CEO

Secured Financial Network, Inc.	By: Printed Name